Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 1, 2010

THIS FIRST SUPPLEMENTAL INDENTURE to the Indenture referred to below is dated as of October 1, 2010 (herein sometimes called “this Supplemental Indenture”) between AMEREN ILLINOIS COMPANY (formerly named Central Illinois Public Service Company), an Illinois corporation (herein sometimes called the “Company” and sometimes called “CIPS” before the Merger, as defined below), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., (formerly The Bank of New York Trust Company, N.A.), (the “Trustee”).

Central Illinois Light Company (“CILCO”) and the Trustee executed an Indenture, dated as of June 1, 2006 (the “Original Indenture” and as supplemented and amended, the “Indenture”), providing, among other things, for the issuance from time to time of CILCO’s Notes.

$54,000,000 aggregate principal amount of CILCO’s 6.20% Senior Secured Notes due 2016 and $42,000,000 aggregate principal amount of CILCO’s 6.70% Senior Secured Notes due 2036 were authenticated and delivered pursuant to the Company Order dated June 14, 2006 and remain outstanding as of the date hereof.

$150,000,000 aggregate principal amount of CILCO’s 8.875% Senior Notes due 2013 were authenticated and delivered pursuant to the Company Order dated December 9, 2008 and remain outstanding as of the date hereof.

As of the date hereof, pursuant to the Agreement and Plan of Merger dated as of April 13, 2010 among CIPS, CILCO and Illinois Power Company (“IP”), CILCO and IP were merged into the Company (herein sometimes called the “Merger”) whereby the Company is the surviving corporation.

The Company, as required by Section 12.01 of the Indenture, (a) is a corporation organized and existing under the laws of a state of the United States of America, i.e. Illinois, (b) hereby expressly assumes the due and punctual payment of the principal of and premium and interest on all of the Notes and the performance of every covenant of the Indenture on the part of CILCO to be performed or observed, (c) has expressly assumed, by an indenture supplemental to the First Mortgage, executed and delivered to the Mortgage Trustee, the due and punctual payment of the principal of and premium and interest on all of the Senior Note First Mortgage Bonds and the performance of every covenant of the First Mortgage on the part of CILCO to be performed or observed, and (d) has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that the Merger and this Supplemental Indenture comply with Article XII of the Indenture and that all conditions precedent therein provided for have been complied with.

Pursuant to Section 13.01 of the Indenture, the Company, when authorized by Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for one or more of the purposes set forth in such Section 13.01 without the consent of the Holders of any of the Notes at the time outstanding, including to evidence the succession of the Company to CILCO as permitted under the Indenture and the assumption by the Company of the covenants of CILCO in the Indenture and in the Notes.

The Company has directed the Trustee to execute and deliver this Supplemental Indenture in accordance with the terms of the Indenture.

All things necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Assumption by Company. As of the date hereof, pursuant to Sections 12.01 and 13.01(a)(4) of the Indenture, the Company hereby expressly assumes the due and punctual payment of the principal of and premium and interest on all of the Notes and the performance of every covenant of the Indenture on the part of CILCO to be performed or observed.

Section 2.2 Company Substituted. On and after the date hereof, pursuant to Sections 12.02 and 13.01(a)(4) of the Indenture, the Company shall succeed to, and be substituted for and may exercise every right and power of, CILCO under the Indenture with the same effect as if the Company had been named as the Company in the Indenture.

Section 2.3 Receipt by Trustee. In accordance with Section 13.05 of the Indenture, the parties acknowledge that the Trustee has received an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that this Supplemental Indenture complies with the requirements of Article XIII of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.2 Governing Law. This Supplemental Indenture shall be governed by and deemed to be a contract under, and construed in accordance with, the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles thereof.

Section 3.3 Ratification of Indenture; This Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.4 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.5 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.6 Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Ameren Illinois Company

By:	/s/ Jerre E. Birdsong
Name: Jerre E. Birdsong
Title: Vice President and Treasurer

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Mary E. Marler
Name: Mary E. Marler
Title: Vice President

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